Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference on the following Registration Statements:
(1) Registration Statement (Form S-3/A No. 333-216782) of SilverBow Resources, Inc.
(2) Registration Statement (Form S-8 No. 333-210936) pertaining to the SilverBow Resources, Inc. 2016 Equity Incentive Plan
(3) Registration Statement (Form S-8 No. 333-218246) pertaining to the SilverBow Resources, Inc. 2016 Equity Incentive Plan
(4) Registration Statement (Form S-8 No. 333-215235) pertaining to the SilverBow Resources, Inc. Inducement Plan of our report dated March 4, 2016, with respect to the consolidated financial statements of SilverBow Resources, Inc. (formerly named Swift Energy Company) and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2015.
/s/ Ernst & Young LLP

Houston, Texas
March 1, 2018